LEASE

THIS LEASE is entered into by and between ICC REALTY PARTNERSHIP LLC, a Massachusetts limited liability corporation, with a principal place of business at 343 Manley Street, West Bridgewater, MA 02379 (hereinafter the "Landlord") and Powerdyne International, Inc. a Delaware corporation, with a place of business at 300 Centerville Road, Ste. 100E, Warwick, RI 02886 (hereinafter the "Tenant").

IT IS MUTUALLY covenanted and agreed by and between the parties as follows:

1.	Definitions and Construction.
1.01. For the purposes of this Lease, the following words and phrases are defined as set forth below -

The Building:	the structures located on the Leased Premises.

Leased Premises:	the premises described as follows:

A portion of this certain Real Estate located with all building and improvements thereon, situated at 343 MANLEY STREET, WEST BRIDGEWATER , MASSACHUSETTS consisting of approximately 1,800 square feet adjacent to the rear loading dock and two loading dock exterior doors and the parties shall hereafter divide by a partition  which shall be represented by a sketch or diagram attached hereto.

1.02. The word "person" refers to partnerships (including limited partnerships), corporations, trusts and other legal entities, as well as natural persons. The title of this Lease, as well as the paragraph and subparagraph titles, are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions hereof. Words in the singular may be construed to include the plural, and vice versa, as the context may require. Any consent, approval or acceptance required or permitted to be given by a party to this Lease will be in writing and will not be unreasonably withheld or delayed. Any notice required or permitted to be given by a party to this Lease will be in writing and will be given within the time provided for herein.

2.	Leasing.
The Landlord demises and leases to the Tenant and the Tenant leases and takes from the Landlord the Leased Premises.

3.	Initial Term and Option Term.
The Initial Term shall be one (1) - three (3) month term, beginning on January 1, 2012 and ending on March 31, 2012. Tenant shall have an option to renew the Lease for an additional three (3) month term beginning April 1, 2012 and ending on July 31, 2012.  Tenant shall exercise this option by written notice to Landlord on or before March 15, 2012. In addition  Tenant shall leave the option to renew for successive terms and successive options to renew the lease in minimum renewal term of no less than three (3) month with the last renewal due to expire by December 31, 2017.

4.	Rent.
During EachTerm, Tenant will pay to the Landlord, at the address hereinafter specified, rent at the annual rate of THREE THOUSAND SIX HUNDRED ($3,600.00) DOLLARS, in equal monthly installments of THREE HUNDRED ($300.00) DOLLARS each, payable in advance on the first business day of each month, beginning January 1, 2012.  Provided, however, if that the Tenant’s financial condition is such that it is unable to pay the rent, in full, as due, then it may pay rent in such amount as it is able to pay, in the sole opinion of its accountant, and any unpaid rent shall accrue and may be paid by Tenant, either in cash or in corporate stock, in its discretion, at the soonest opportunity as its financial condition will permit.

5.	Quiet Enjoyment.
Upon paying the rent and all other payments required to be made by the Tenant hereunder, and upon the Tenant's performing and fulfilling all terms, conditions or agreements on its part to be performed and fulfilled, the Tenant will quietly have and enjoy the Leased Premises during the term of this Lease without lawful hindrance by any person claiming by, through or under the Landlord.

6.	Waivers.
The failure of the Landlord to insist in anyone or more instances upon the strict and literal performance of any of the agreements, terms, or conditions of this Lease or to exercise any option of the Landlord herein contained, will not be construed as a waiver for the future of such term, condition, agreement or option. The receipt by the Landlord of rent with knowledge of the breach of any term, condition, or agreement will not be deemed to be a waiver of such breach. The receipt by the Landlord of rent after the giving of any notice required to be given to the Tenant by law or by the terms of this Lease will not in any way affect the operation of such notice.

7.	Notices.
No notice, approval, consent or other communication permitted or required to be given by this Lease will be effective unless the same is sent postage prepaid, by United States registered or certified mail, return receipt requested, to the other party at the following addresses:

Landlord:	ICC REALTY PARTNERSHIP LLC
343 MANLEY STREET
WEST BRIDGEWATER, MA 02379

If to the Tenant:	POWERDYNE INTERNATIONAL, INC.
300 CENTERVILLE RD, SUITE 100E
WARWICK, RI 02886-0229

or to such other address as either party may designate by notice to the other party.

8.	Governing Law.
This Lease and the performance thereof will be governed, interpreted, construed and regulated by the laws of the State of Rhode Island.

9.	Successors and Assigns.
This Lease will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. References herein to the parties will be deemed to include their respective successors and permitted assigns.

10.	Entire Agreement.
This Lease contains all of the agreements of the parties and may not be modified or amended except by written agreement.

11.	Arbitration.
Landlord and Tenant agree that any controversies arising out of this Lease will be settled by means of binding Arbitration with the American Arbitration Association.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this instrument this 1st day of October, 2011.

ICC REALITY PARTNERSHIP LLC
Landlord

BY:	\s\ Edwin S. Barton
EDWIN S. BARTON, III
IT’S MANAGER

POWERDYNE INTERNATIONAL INC
Tenant

BY:	\s\ Dale P. Euga
DALE P. EUGA
IT’S PRESIDENT